CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

WHIRLPOOL CORPORATION INCREASES

1st QUARTER 2004 DIVIDEND BY 26 PERCENT;

REAFFIRMS 2003 FULL-YEAR EARNINGS GUIDANCE;

PROVIDES 2004 EARNINGS OUTLOOK

BENTON HARBOR, Mich., Dec. 16, 2003—Whirlpool Corporation (NYSE:WHR) today announced that its board of directors declared a first-quarter 2004 dividend of 43 cents per share, a 26-percent increase from the fourth-quarter 2003 dividend of 34 cents per share. The dividend will be payable on March 15, 2004, to holders of record at the close of business on February 27, 2004.

“The dividend increase reflects the board’s confidence in the company’s financial position, the ability of our operations to generate ongoing free cash flow, and the positive momentum of Whirlpool’s brands worldwide,” said David R. Whitwam, Whirlpool’s chairman and chief executive officer.

The company also reaffirmed its guidance that 2003 full-year earnings are expected to be closer to the lower end of its previously announced range of $5.90 to $6.10 per share.

For 2004, the company’s full-year earnings are expected to be in the range of $6.20 to $6.35 per share. The outlook is based on stabilizing economic and industry conditions in Brazil and positive growth forecasts for the company’s other key global markets. Whitwam added: “We are expecting improved performance next year on the strength of continuing consumer demand for Whirlpool brands and innovation worldwide, and significant ongoing productivity cost savings from our global operations.”

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $11 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2003 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

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